Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 40 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated June 20, 2005, relating to the financial statements and financial highlights which appear in the April 30, 2005 Annual Report to Shareholders of the iShares Dow Jones Index Funds, the iShares Morningstar Index Funds, the iShares KLD Select Social Index Fund, and the iShares Cohen & Steers Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, CA

August 24, 2005